Exhibit 99.4

Computation of Ratio of Earnings to Fixed Charges

PEPCO HOLDINGS, INC.

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
	(millions of dollars)

Earnings
Net income from continuing operations	$259	$258	$119	$195	$156
Preferred stock dividend	—	—	—	—	—
(Income) or loss from equity investees	(1)	3	1	(2)	4
Minority interest loss	—	—	—	—	—
Income tax expense (benefit) related to continuing operations	138	148	(2)	86	77

Pre-tax income for common stock	396	409	118	279	237
Add: Fixed charges*	295	286	323	344	333
Add: Distributed income of equity investees	—	—	—	—	—
Subtract: Interest capitalized	—	—	—	—	(1)
Subtract: Pre-tax preferred stock dividend requirement	—	—	—	—	—

Earnings	$691	$695	$441	$623	$569

*Fixed Charges
Interest on long-term debt	$258	$250	$280	$298	$292
Interest capitalized	—	—	—	—	1
Other interest	—	—	—	—	—
Amortization of debt discount, premium, and expense	16	14	21	23	16
Interest component of rentals	21	22	22	23	24
Pre-tax preferred stock dividend requirement	—	—	—	—	—

Fixed charges	$295	$286	$323	$344	$333

Ratio of earnings to fixed charges (a)	2.34	2.43	1.37	1.81	1.71

(a)	Pepco Holdings, Inc. has no preferred equity securities outstanding, therefore the ratio of earnings to fixed charges is equal to the ratio of earnings to combined fixed charges and preferred stock dividends.